SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

VISUALMED CLINICAL SOLUTIONS CORP.

(Exact name of registrant as specified in charter.)

Nevada	88-0436055
(State or other jurisdiction or organization)	(I.R.S. Employer Identification Number)

VISUALMED CLINICAL SOLUTIONS CORP.
1035 Laurier W. Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Address and telephone of executive offices, including zip code.)

THE VISUALMED CLINICAL SOLUTIONS CORP.
NOVEMBER 2007 NONQUALIFIED STOCK OPTION PLAN

Gerard Dab, Chairman & CEO
VISUALMED CLINICAL SOLUTIONS CORP.
1035 Laurier W. Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Lombardo Dufresne LLP
350 Theodore Fremd Ave.
Rye, NY 10580
Tel. (914) 612 7016
Fax (914) 612 7038

CALCULATION OF REGISTRATION FEE

			Proposed
Title of Each Class of		Aggregate Proposed	Maximum	Amount of
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration
Registered	Registered	Price per Unit/Share	Price [1]	Fee

Common Shares, $0.00001 par value,
issuable upon exercise of stock options
by Grantees	1,900,000	$0.30 [1]	$570,000	$57.34

Totals	1,900,000	$0.30	$570,000	$57.34

[1] Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, as amended, based upon the average of the closing bid and ask prices for common shares, as quoted by the OTC Bulletin Board on November 13, 2007.

In addition, pursuant to rule 416(c) under the Securities Act of 1933 (the “Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I.      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

ITEM 1.      PLAN INFORMATION

See Item 2 below.

ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Act, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Act, as amended.

The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus, and are available without charge, upon written or oral request to VisualMED Clinical Solutions Corp., 1035 Laurier W., Suite 200, Montreal, Quebec Canada, H2V 2L1, (514) 274-1115, Attention: Corporate Secretary.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007; and

(b) All other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Registrant’s document referred to in (a) above.

ITEM 4.      DESCRIPTION OF SECURITIES.

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     As of November 13, 2007, we had 55,498,345 shares of common stock outstanding.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     We have not declared any cash dividends in the last two fiscal years. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common shares in the near future. In addition, any determination to declare and pay dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and other factors that our Board of Directors deems relevant.

Warrants

     As of November 19, 2007, there are 10,000,000 warrants outstanding to purchase common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable and these warrants are exercisable for a period of five years after the date of issuance, March 30, 2007, after which they will expire if not exercised.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Stock transfer agent

     Our stock transfer agent for our securities is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716 and its telephone number is (732) 872-2727.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Regarding indemnification for liabilities arising under the Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.      EXEMPTION FROM REGISTRATION.

Not Applicable.

ITEM 8.      EXHIBITS.

Exhibit 4.1	VisualMED Clinical Solutions Corp. November 2007 Nonqualified Stock Option Plan

Exhibit 4.2	Form of Non-Qualified Stock Option Agreement

Exhibit 5.1	Opinion of Lombardo Dufresne LLP., Attorneys at Law

Exhibit 23.1	Consent of Lombardo Dufresne LLP, (included in Exhibit 5.1)

Exhibit 23.2	Consent of Manning Elliott LLP, Independent Registered Public Accounting Firm

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; 2. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

3. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and 4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on November 19, 2007.

VISUALMED CLINICAL SOLUTIONS CORP.

By: /s/Gerard Dab
Gerard Dab,
Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Principle Executive Officer, Secretary	November 19,
/s/ Gerard Dab	and a member of the Board of Directors	2007
Gerard Dab

	President, Chief Science Officer and a	November 19,
/s/ Arthur Gelston MD	member of the Board of Directors	2007
Arthur Gelston MD

	Chief Operating Officer	November 19,
/s/ Barry Scharf		2007

	Vice-President Finance	November 19,
/s/ Jayne Kirby		2007
Jayne Kirby